IPS

Ideas for today and tomorrow.

IPS
INNOVATIVE PRODUCT SOLUTIONS

Invest

$100 minimum investment

Deadline June 29, 2021
in 2 months

Share Price
$5

Total Raised
$0

Valuation
$6,000,000

PROBLEM


Penne
Olives
Flour
Tagliatelle

Completely new innovation is rare, especially in the saturated Consumer Packaged Goods (CPG) industry. CPG companies are often not creating entirely new technologies, but instead making minor alterations to products already on the market. This saturation has left retailers in a compromising position when it comes to offering their customers cutting edge products. Due to a new competitive environment and changed buying habits, consumers are buying more online and through mobile. Competition is no longer the store across the street but global.

Aditionally, retailers are looking to:

- Increase dollar volume
- Stop the cannibalization in their stores
- Integrate products that increase each category's overall new revenue
- Source new, innovative, unique and patented products that will make a differential between them and their competition
- Provide products that bring excitement, more engagement, and drive bigger basket sizes

SOLUTION

IPS Management Group



IPS is a management group with a passion for making a difference by enhancing people's lives through new technology products that we bring direct to retail. We source and help develop new technology products that enables retailers to offer incrementally different products to their shoppers. We're bringing specialized, innovative products to retailers. These new technologies improve the retailer's image and profitability while helping people improve their lifestyle.

Our goal at IPS Inc is to develop new technology products that are truly incremental to existing products and apply each aspect of our organization to have their product concept reach the ultimate end user. IPS delivers products that drive new revenue streams for retailers.

BUSINESS MODEL

As new technology companies become clients with IPS, each company contracts for different levels of IPS Inc. organizational offerings. We provide the levels of organization expertise as needed and our investor group evaluates the potential of each innovative, patented technology product and considers financing requirements.

The product launch is the next step in getting the technology product to the consumer. Our marketing team establishes the consumer support and product direction with our national sales executives securing distribution in retailers and wholesalers that reach consumers in thousands of retail outlets in North America.

MARKET

Consumer Goods Market



In 2019 the U.S. **consumer goods market** was the largest in the world, with a value estimated at $635 billion, according to Statista. Our global market includes assorted retail channels such as:

- Grocery
- Convenience
- Sporting
- Pet
- Home Improvement
- Spirits
- Military
- Mass
- Club
- Food Service

TEAM



Paul G. Luna

Co-Founder & Chief Executive Officer

28+ years of Senior C-level experience with Fortune 500 companies in the Consumer Packaged Goods, Shopper Marketing and Shelf Edge industry. An experienced business leader with a proven track record and contributions to increase sales and profit within highly competitive U.S. retail and key international markets. Strategic thinker with a strong understanding of Revenue Building, Operational & BD Strategy, sales and marketing at both retail and headquarter levels coupled with the ability to penetrate accounts at the highest levels, product sourcing, sales structure, trade marketing, store brand development, company and product launch, company integrations . A strong communicator with a consultative management style, spirited negotiation skills and exceptional problem solving abilities. Well-developed team management skills with a creativity to lead and to mentor a group of individuals. Paul is a graduate of the University of Illinois with a degree in Business Administration Management & Marketing

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$200,000	18.7%
Product Procurement	$400,000	37.4%
Sales Team	$150,000	14.0%
Marketing & Trade Shows	$267,570	25.0%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Innovative Product Solutions Inc., doing business as IPS. This offering must raise at least $10,000 by June 29, 2021 at 12:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. IPS may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,414,000 shares
× $5 per share

$7,070,000 implied valuation

FINANCIALS

IPS's official name is Innovative Product Solutions Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

› Website

UPDATES

Apr 26, 2021 • Primary offering of 214,000 shares at $5

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